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                                                                      Exhibit 13

                               PURCHASE AGREEMENT

         Addison Capital Shares, Inc. (The "Fund"), a Maryland corporation, and Janney Montgomery Scott Inc. ("Janney"), a Delaware corporation, hereby agree with each other as follows:

         1. The Fund hereby offers Janney and Janney hereby purchases 7,844 shares of Class A Common Stock ($.001 par value per share) of the Fund at a price of $12.75 per share (the "initial shares") and the Fund hereby acknowledges receipt from Janney of funds in the amount of $100,011 in full payment for the initial shares. It is agreed that no certificates for the initial shares will be issued by the Fund.

         2. Janney represents and warrants to the Fund that the initial shares are being acquired for investment purposes and not with a view to the distribution thereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 2nd day of September, 1986.

(SEAL)                                     ADDISON CAPITAL SHARES, INC.


Attest:

/s/ Radcliffe Cheston                      By:   /s/ Richard Boorse
-----------------------------------           --------------------------------
         Secretary                                  Treasurer


(SEAL)                                     JANNEY MONTGOMERY SCOTT INC.


Attest:

/s/ W. Gresham O'Malley                    By:   /s/ Edgar Scott, Jr.
-----------------------------------           --------------------------------
         Secretary                              Co-Chairman of the Board of
                                                Directors